EXHIBIT 99.1

GSI Technology, Inc. Announces Fourth Quarter and Fiscal Year 2026 Results

Subsequent to Fourth Quarter End, GSI Awarded Phase One of a Smart City Project

SUNNYVALE, Calif., May 07, 2026 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its fourth fiscal quarter and fiscal year ended March 31, 2026.

Summary Comments for Fiscal Year 2026 (all financial comparisons are to fiscal year 2025)

  Revenue increased 22% to $25.1 million, driven by strong SRAM sales to chip design and simulation customers
  Gross margin expanded to 54.5% from 49.4%, reflecting a favorable product mix weighted toward higher-margin SRAM products
  Completed software deliverables for a defense agency-funded POC, supporting a planned June 2026 demonstration of the G2 Tech Sentinel drone powered by Gemini-II

Summary Comments for Fourth Quarter Fiscal Year 2026 (all financial comparisons are to Fourth Quarter Fiscal Year 2025)

  Revenue rose 7.4% on continued demand from top SRAM customers
  Increase in operating expense year-over-year is related to ongoing Plato chip design, with R&D expense partially offset by SBIR awards, reducing cash burn
  Quarter-end cash balance of $67.2 million in cash and no debt, providing a strong balance sheet to support ongoing initiatives through Gemini-II commercialization
  Subsequent to quarter end, announced a ~$2 million U.S. Army SBIR contract for non-dilutive R&D funding and secured a Phase I smart city project.

“Fiscal 2026 marked a year of meaningful progress for GSI, highlighted by improved SRAM revenue, third-party validation of our APU’s performance-per-watt advantage, and initial customer engagements for Gemini-II,” stated Lee-Lean Shu, Chairman and Chief Executive Officer. “During the fourth quarter, we completed the software platform for the G2 Tech proof of concept and entered Fiscal 2027 with continued momentum. Subsequent to year-end, we were awarded a Phase I smart city deployment and announced a U.S. Army SBIR Phase II contract valued at approximately $2 million to develop a ruggedized Gemini-II edge AI platform for defense applications.”

Mr. Shu continued, “We remain disciplined in managing our resources as we advance Gemini-II toward commercialization. Our SRAM business continues to provide a stable financial foundation, and we have been awarded, to date, over $5.0 million of non-dilutive funding aligned with targeted edge AI applications. In parallel, we are leveraging a repeatable development platform to reuse core software, models, and system architecture across applications, reducing incremental development time and cost. We are encouraged by early-stage opportunities for Gemini-II and interest in our next-generation Plato architecture, and expect Fiscal 2027 to be a year of continued execution, focused on converting engagements into design wins and progressing toward initial revenue.”

Commenting on the outlook for GSI's first quarter of fiscal 2027, Mr. Shu stated, "Our current expectation for the upcoming first quarter of fiscal 2027 is for net revenues in the range of $5.9 million to $6.7 million, with gross margin of approximately 54% to 56%.”

Fiscal Year 2026 Summary Financials

The Company reported net revenues of $25.1 million for the fiscal year ended March 31, 2026, compared to $20.5 million for fiscal 2025. Gross margin was 54.5% for fiscal 2026 compared to 49.4% in fiscal 2025. The increase in gross margin was primarily due to product mix and the effect of higher revenue on fixed costs in the cost of revenue.

Total operating expenses were $31.2 million in fiscal 2026, compared to $21.0 million in fiscal 2025. Research and development expenses were $19.9 million, compared to $16.0 million in the prior fiscal year. Selling, general and administrative expenses were $11.2 million, compared to $10.8 million in fiscal 2025. The increase in research and development expenses was primarily due to costs related to the launch of the Plato chip design.

Research and development expenses offset in fiscal 2026 and fiscal 2025 were $1.0 million and $1.2 million, respectively, reflecting government funding received under the various SBIR programs GSI has been awarded. Operating expenses in fiscal 2025 include a gain on the sale of assets of $5.8 million from the sale of the Company’s headquarters building in Sunnyvale, CA, in a sales and leaseback transaction.

The operating loss for fiscal 2026 was $17.5 million compared to an operating loss of $10.8 million in the prior year. The fiscal 2026 net loss included interest and other income of $4.1 million and a tax benefit of $132,000, compared to $326,000 in interest and other income and a tax provision of $130,000 in the prior fiscal year. The fiscal 2026 net loss included $3.4 million of other income, including a non-cash accounting adjustment of $6.2 million for the change in the fair value of pre-funded warrants and issuance costs of $2.8 million from the Registered Direct Offering in October 2025.

Net loss for fiscal 2026 was $13.2 million, or $(0.42) per diluted share, compared to a net loss of $10.6 million, or $(0.42) per diluted share, for fiscal 2025.

Fourth Quarter Fiscal Year 2026 Summary Financials

The Company reported net revenues of $6.3 million for the fourth quarter of fiscal 2026, compared to $5.9 million for the fourth quarter of fiscal 2025 and $6.1 million for the third quarter of fiscal 2026. Gross margin was 52.4% in the fourth quarter of fiscal 2026 compared to 56.1% in the fourth quarter of fiscal 2025 and 52.7% in the preceding third quarter of fiscal 2026. The year-over-year decrease in gross margin in the fourth quarter of fiscal 2026 was primarily due to product mix.

Below is a breakdown of the fourth quarter of fiscal 2026 sales compared to the fourth quarter of fiscal 2025 and the third quarter of fiscal 2026:

  KYEC represented $1.4 million, or 22.3% of net revenues, compared to $1.7 million, or 29.5% of net revenues, in the same period a year ago and $1.1 million, or 17.9% of net revenues, in the prior quarter.
  There were no shipments to Cadence Design Systems in the fourth quarter of fiscal 2026, compared to $642,000, or 10.9% of net revenues, in the same period a year ago and $233,000, or 3.8% of net revenues, in the prior quarter.
  Nokia represented $113,000, or 1.8% of net revenues, compared to $444,000, or 7.5% of net revenues, in the same period a year ago and $675,000, or 11.1% of net revenues, in the prior quarter.

The following is the breakdown of shipments in the fourth quarter of fiscal 2026 compared to the fourth quarter fiscal 2025 and the third quarter of fiscal 2026:

  Military/defense sales were 45.7% of fourth-quarter shipments, compared with 30.7% in the comparable period a year ago and 28.5% in the prior quarter.
  SigmaQuad sales were 32.6% of fourth quarter shipments compared to 39.3% in the fourth quarter of fiscal 2025 and 41.7% in the prior quarter.

Total operating expenses in the fourth quarter of fiscal 2026 were $8.5 million, compared to $5.6 million in the fourth quarter of fiscal 2025 and $10.1 million in the prior quarter. Research and development expenses were $5.6 million, compared to $3.0 million in the prior-year period and $7.5 million in the prior quarter. Research and development expenses in the fourth quarter of fiscal 2026 were offset by $48,000 from government funding under the SBIR programs. The prior quarter’s research and development reflects expenses of $3.6 million for the purchase of IP for the development of Plato and associated consulting expenses. Selling, general and administrative expenses were $2.9 million in the quarter ended March 31, 2026, compared to $2.6 million in the prior year quarter and $2.6 million in the previous quarter.

Fourth quarter fiscal 2026 operating loss was $5.2 million compared to an operating loss of $2.3 million in the prior-year period and $6.9 million in the prior quarter. Fourth quarter fiscal 2026 net loss included interest and other income of $408,000 and a tax provision of $24,000, compared to interest and other income of $52,000 and a tax provision of $6,000 for the same period a year ago. In the preceding third quarter, net loss included $3.4 million of other income, including a non-cash accounting adjustment of $6.2 million for the change in the fair value of the pre-funded warrants and issuance costs of $2.8 million from the Registered Direct Offering in the third quarter, and a tax benefit of $(251,000).

Net loss in the fourth quarter of fiscal 2026 was $4.8 million, or $(0.13) per diluted share, compared to a net loss of $2.2 million, or $(0.09) per diluted share, for the fourth quarter of fiscal 2025 and a net loss of $3.0 million, or $(0.09) per diluted share, for the third quarter of fiscal 2026.

Total fourth quarter pre-tax stock-based compensation expense was $823,000 compared to $512,000 in the comparable quarter a year ago and $783,000 in the prior quarter.

The table below has been provided to complement the condensed consolidated statement of cash flows included in our Forms 10-Q and 10-K.

Cash flows for the quarter ended March 31, 2026 (in thousands of dollars):

Cash and cash equivalents as of December 31, 2025	$70,672
Net cash used in operating activities	(5,452)
Net cash used by investing activities	(150)
Net cash provided by financing activities	2,142
Cash and cash equivalents as of March 31, 2026	$67,212

Cash and cash equivalents as of December 31, 2025, primarily reflects $46.9 million in net proceeds from the Company’s October 2025 Registered Direct Offering. Cash used in operating activities during the fourth quarter includes spending for the development and commercialization of Gemini-II and Plato. Fourth quarter cash flows from financing activities were primarily from employee stock option exercises.

At March 31, 2026, the Company had $67.2 million in cash and cash equivalents, compared to $13.4 million at March 31, 2025. Working capital was $70.0 million as of March 31, 2026, versus $16.4 million at March 31, 2025. Stockholders’ equity as of March 31, 2026, was $81.8 million, compared to $28.2 million as of the fiscal year ended March 31, 2025.

Conference Call

Management will conduct a conference call to review the Company's financial results for the fourth quarter and fiscal year 2026 and its current outlook for the first quarter of fiscal 2027 at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time) today.

To participate in the call, please dial 1-844-826-3035 in the U.S. or 1-412-317-5195 for international approximately 10 minutes prior to the above start time and provide Conference ID 10208819. The call will also be streamed live via the internet at www.gsitechnology.com.

A replay will be available from May 7, 2026, at 7:30 p.m. Eastern Time through May 14, 2026, at 11:59 p.m. Eastern Time by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 for international and providing Conference ID 10208819. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

About GSI Technology

GSI Technology is at the forefront of the AI revolution with our groundbreaking APU technology, designed for unparalleled efficiency in billion-item database searches and high-performance computing. GSI’s innovations, Gemini-I® and Gemini-II®, offer scalable, low-power, high-capacity computing solutions that redefine edge computing capabilities.

GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. These forward-looking statements include, among others, statements regarding our product roadmap and commercialization milestones for Gemini-II and Plato; our pursuit of initial design wins in defense and select commercial edge deployments, including smart city projects; the planned June 2026 demonstration of the G2 Tech Sentinel drone powered by Gemini-II; anticipated benefits from government proof-of-concept engagements, SBIR awards and related non-dilutive funding; our ability to leverage a repeatable development platform to reduce incremental development time and cost across applications; our expectations regarding revenue, gross margin, demand for our SRAM solutions, and customer mix, including our guidance for the first quarter of fiscal 2027; our expectations for fiscal 2027, including converting engagements into design wins and progressing towards initial Gemini-II revenue; and the interpretation and applicability of third-party benchmark results and energy/performance characteristics of our products. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the risk that proof-of-concepts, pilot programs, smart city deployments, or benchmark validations do not translate into design wins, purchase orders, or revenue; the comparability and generalizability of third-party benchmark results and energy/performance metrics across different configurations and use cases; intensive competition; the availability, timing and continuity of government funding opportunities, including SBIR awards and other non-dilutive funding programs; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology (including Gemini-II and Plato) and the establishment of new markets and customer and partner relationships for the sale of such products; risks associated with municipal and government procurement cycles, funding availability, and project execution for smart city and defense-related engagements; the sufficiency of our cash resources to fund operations, product development, and commercialization activities; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as changing interest rates, worldwide inflationary pressures, policy unpredictability, the imposition of tariffs and other trade barriers, military conflicts, particularly in relation to Taiwan, and challenges in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Contacts:

Investor Relations:

Hayden IR
Kim Rogers
385-831-7337
kim@haydenir.com

Media Relations:

Finn Partners for GSI Technology
Ricca Silverio
415-348-2724
gsi@finnpartners.com

Company:

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2026	2025	2025	2026	2025

Net revenues	$6,319	$6,076	$5,883	$25,122	$20,518
Cost of goods sold	3,008	2,876	2,584	11,427	10,378

Gross profit	3,311	3,200	3,299	13,695	10,140

Operating expenses:

Research & development	5,625	7,457	2,966	19,947	16,005
Selling, general and administrative	2,894	2,649	2,609	11,225	10,763
Gain from sale of assets	-	-	-	-	(5,793)
Total operating expenses	8,519	10,106	5,575	31,172	20,975

Operating loss	(5,208)	(6,906)	(2,276)	(17,477)	(10,835)

Interest and other income, net	408	3,635	52	4,099	326

Loss before income taxes	(4,800)	(3,271)	(2,224)	(13,378)	(10,509)
Provision (benefit) for income taxes	24	(251)	6	(132)	130
Net loss	($4,824)	($3,020)	($2,230)	($13,246)	($10,639)

Net loss per share, basic	($0.13)	($0.09)	($0.09)	($0.42)	($0.42)
Net loss per share, diluted	($0.13)	($0.09)	($0.09)	($0.42)	($0.42)

Weighted-average shares used in
computing per share amounts:

Basic	36,294	34,510	25,604	31,839	25,498
Diluted	36,294	34,510	25,604	31,839	25,498

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Twelve Months Ended
	March 31,	Dec. 31,	March 31,	March 31,	March 31,
	2026	2025	2025	2026	2025

Cost of goods sold	$68	$61	$42	$231	$199
Research & development	346	358	263	945	1,010
Selling, general and administrative	409	364	207	1,627	1,053
	$823	$783	$512	$2,803	$2,262

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2026	March 31, 2025
Cash and cash equivalents	$67,212	$13,434
Accounts receivable	4,237	3,169
Inventory	4,079	3,891
Other current assets	3,659	2,961
Net property and equipment	883	808
Operating lease right-of-use assets	8,264	9,547
Other assets	9,619	9,507
Total assets	$97,953	$43,317

Current liabilities	$9,196	$7,074
Long-term liabilities	6,996	8,017
Stockholders' equity	81,761	28,226
Total liabilities and stockholders' equity	$97,953	$43,317